As filed with the Securities and Exchange Commission on February 12, 2010
Registration No. 333-87986

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1
To

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TXCO RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0793089
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

777 E. Sonterra Blvd., Suite 350, San Antonio, Texas	78258
(Address of Principal Executive Offices)	(Zip Code)

1995 Flexible Incentive Plan
(Full title of the plan)

Albert S. Conly
President and Secretary
TXCO Resources Inc.
2001 Ross Avenue, Suite 400
Dallas, TX 75201
(214) 397-1604
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Daryl L. Lansdale, Jr., Esq.
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Telephone: (210) 270-9367
Facsimile: (210) 270-7205

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

TXCO Resources Inc. (the “Company”) registered 1,300,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Company’s 1995 Flexible Incentive Plan (the “Plan”) pursuant to a Registration Statement on Form S-8, File No. 333-87986, filed with the Securities and Exchange Commission on May 10, 2002 (the “Registration Statement”).  This Post-Effective Amendment No. 1 is being filed to deregister any shares of the Company’s Common Stock that have not yet been issued under the Plan.

As previously disclosed, on May 17, 2009, the Company and its subsidiaries TXCO Energy Corp., Texas Tar Sands Inc., Output Acquisition Corp., Opex Energy, LLC, Charro Energy, Inc., TXCO Drilling Corp., Eagle Pass Well Service, L.L.C., PPL Operating, Inc., Maverick Gas Marketing, Ltd., and Maverick-Dimmit Pipeline, Ltd. (collectively, “TXCO”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) (Case No. 09-51807).  On January 11, 2010, TXCO entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) to sell a substantial portion of TXCO’s assets to Newfield Exploration Company and Anadarko E&P Company LP.  As a result, TXCO filed the Second Amended Plan of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession based on Sale of Debtors’ Assets (the “Plan of Reorganization”) with the Bankruptcy Court.  On January 27, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization, as modified pursuant to the rulings of the Bankruptcy Court and the agreements of various parties.  The Company currently anticipates that the effective date of the Plan of Reorganization will be on or about February 11, 2010.  Pursuant to the Plan of Reorganization, all existing equity interests in the Company will be terminated.

Accordingly, the Company hereby removes from registration under the Registration Statement all shares of its Common Stock that have not been and will not be issued under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on February 12, 2010.

TXCO RESOURCES INC.

By:	/s/ Albert S. Conly
Albert S. Conly
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following person in the capacities and on the dates indicated.

/s/ Albert S. Conly	Principal Executive Officer	February 12, 2010
Albert S. Conly

/s/ Albert S. Conly	Principal Financial Officer and	February 12, 2010
Albert S. Conly	Principal Accounting Officer

/s/ Albert S. Conly	Sole Director	February 12, 2010
Albert S. Conly